Exhibit 99.1
Reconfirming commitment to create and deliver value to shareholders
Denver, Colorado: May 2, 2025 - Liberty Global Ltd. today announces its Q1 2025 financial results.
CEO Mike Fries stated, “In our year-end investor call we outlined the core strategies we are undertaking to create and deliver value to shareholders following the successful spin-off of our Swiss subsidiary Sunrise. We made good progress on these plans in the first quarter of 2025.
•Our Liberty Telecom operations demonstrated resilience in competitive markets, with Virgin Media O2 returning to growth in revenue and Adjusted EBITDA1, and VodafoneZiggo launching the first of a series of initiatives to regain commercial momentum.
•Financing and monetizing our network infrastructure remains a key priority, with Virgin Media Ireland expected to reach 80% of homes with fiber by year-end, and Telenet advancing discussions on rationalizing the fiber market in Flanders with Proximus. In the UK, we have decided to pause VMO2's potential NetCo stake sale process to align with our JV partner, but remain opportunistic on both network upgrade and development opportunities.
•In our Liberty Growth portfolio, we remain committed to realizing $500-$750 million of asset disposals and to prioritizing our scale-based investments, including Formula E which has had a successful launch to Season 11 of the global racing championship.
•The FMV of the portfolio increased to $3.3 billion2, with the top seven investments still comprising ~75% of the value.
•And our Liberty Services platforms in finance and tech continue to scale and generate positive Adj. EBITDA and Adj. EBITDA less P&E Additions, with Liberty Blume officially launching its B2B marketing campaign.
Across the group, our clear focus on unlocking shareholder value remains, as we resumed buybacks during the quarter towards our 'up to 10% of shares' target for 2025. The balance sheets of our core operating businesses are strong with no maturities until 20283, and low borrowing costs. Finally, it's worth noting that Sunrise continues to trade well in the current macro environment following the spin-off, at over $10 per share of implied value to Liberty Global shareholders.
Our guidance at the Liberty Global corporate level remains unchanged, as does the guidance for all of our Liberty Telecom operations with the exception of VodafoneZiggo where we have revised guidance to align with management's new long-term growth strategy."

Key Summary of Operating and Financial Highlights4,5

	Three months ended March 31,		Increase/(decrease)
	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Revenue
Telenet	$759.7	$762.6	(0.4)	2.7
VM Ireland	115.8	123.0	(5.9)	(2.9)
Consolidated Liberty Telecom	875.5	885.6	(1.1)
Liberty Growth	96.6	14.3	575.5	(32.8)
Liberty Services & Corporate	234.5	255.5	(8.2)	(11.3)
Consolidated intercompany eliminations	(35.4)	(64.1)	N.M.	N.M.
Total consolidated	$1,171.2	$1,091.3	7.3	(5.3)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,126.3	$3,282.8	(4.8)	(4.2)
VodafoneZiggo JV	$1,052.0	$1,114.0	(5.6)	(2.6)

Earnings (loss) from continuing operations
Liberty Global Consolidated	$(1,323.3)	$634.5	(308.6)
Liberty Growth	$(13.3)	$(4.7)	(183.0)
Liberty Services & Corporate	$(1,406.2)	$717.0	(296.1)

Adjusted EBITDA
Telenet	$301.6	$308.4	(2.2)	0.8
VM Ireland	37.2	40.0	(7.0)	(4.1)
Consolidated Liberty Telecom	338.8	348.4	(2.8)
Liberty Growth	8.4	(0.4)	2,200.0	(36.3)
Liberty Services & Corporate	(12.6)	(30.3)	58.4	44.9
Consolidated intercompany eliminations	(10.0)	(34.7)	N.M.	N.M.
Total consolidated	$324.6	$283.0	14.7	2.0

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,073.4	$1,073.6	—	0.6
VodafoneZiggo JV	$463.1	$519.0	(10.8)	(8.0)

	Subscriber Variance Table — March 31, 2025 vs. December 31, 2024
	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers

Consolidated Reportable Segments:
Telenet	(11,800)	(2,100)	(43,900)	(3,700)
VM Ireland	(2,000)	(1,000)	(11,500)	900
Total Consolidated Reportable Segments	(13,800)	(3,100)	(55,400)	(2,800)

Nonconsolidated Reportable Segments:
VMO2 JV	(46,000)	(44,000)	(286,500)	(122,800)
VodafoneZiggo JV	(40,500)	(31,000)	(135,900)	29,100

VMO2 delivers growth in guided revenue and Adjusted EBITDA metrics and reaffirms all 2025 guidance
VMO2’s first quarter results saw a return to growth in both revenue and Adj. EBITDA on a guidance basis, representing a sequential improvement versus Q4. Despite a highly competitive environment, VMO2 continues to drive more value across the fixed base, maintaining ARPU growth. In mobile, the planned acquisition of spectrum from the VOD/3 merger will further strengthen VMO2’s network position, alongside customer and digital initiatives to improve commercial momentum.
Highlights for Q1
•Fixed strategy update: Announcing pause of NetCo stake sale process to align with JV partner's strategic review; also adjusting nexfibre’s build ambition to 2.5 million cumulative premises (currently at 2.2 million) by year-end 2025, retaining capital discipline in an increasingly irrational altnet environment and remaining opportunistic around M&A
•Fibre UP: Progressing with the upgrade of existing network to fiber, with a combined fiber footprint now at 6.8 million6 premises and launched trials of giffgaff broadband to increase reach and leverage VMO2's wholesale capabilities
•On track to acquire spectrum: Plan to acquire spectrum licenses from VOD/3 merger remains on track and will strengthen VMO2's network position considerably
Q1 Financial Highlights (in U.S. GAAP, as reported by Liberty Global)7
•Revenue of $3,126.3 million, -4.8% YoY on a reported basis and -4.2% on a rebased8 basis
◦Primarily driven by the net effect of (i) lower construction revenue from nexfibre and (ii) lower handset sales, partially offset by (a) higher fixed ARPU and (b) an increase in mobile service revenue, with each revenue category as defined and reported by the VMO2 JV
•Adjusted EBITDA9 of $1,073.4 million, flat YoY on a reported basis and +0.6% on a rebased basis
◦Primarily driven by cost efficiencies, partially offset by a decrease in the nexfibre construction impact to Adjusted EBITDA
•Property and equipment additions of $594.2 million, -13.4% YoY on a reported basis and -12.8% on a rebased basis
•Adjusted EBITDA less P&E additions9 of $479.2 million, +23.6% YoY on a reported basis and +24.3% on a rebased basis
•Cash flows from operating activities of -$81.0 million, cash flows from investing activities of -$692.0 million, and cash flows from financing activities of -$773.0 million
Q1 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)10
•Revenue of £2,480.1 million, -4.2% YoY on a reported and rebased basis
•Revenue excluding handsets and the impact of nexfibre construction of £2,111.5 million, +0.4% YoY on a reported and rebased basis
•Adjusted EBITDA of £914.1 million, -1.3% YoY on a reported and rebased basis

◦Q1 2025 included the benefit of £62.6 million of U.S. GAAP/IFRS differences, primarily related to (i) the VMO2 JV's investment in CTIL and (ii) leases
•Adjusted EBITDA excluding the impact of nexfibre construction of £921.7 million, +0.8% YoY on a reported and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP as detailed above
Q1 Operating Highlights
•Broadband net losses of 44,000, primarily driven by elevated churn following a high level of market discounting during Q1
•Postpaid net losses of 122,800, primarily driven by lower value B2B customer disconnections, while consumer performance improved compared to Q1 2024
•Fixed ARPU maintained positive growth supported by value focus and improved retention, with a 1.6% YoY increase in Q1 ahead of price rise implementation in Q2
2025 VMO2 guidance (in IFRS)(i)
•We are confirming11:
◦Growth in revenue excluding handsets and the impact of nexfibre construction
◦Growth in Adjusted EBITDA excluding the impact of nexfibre construction
◦P&E additions of £2.0 to £2.2 billion
◦Adjusted FCF and cash distributions to shareholders both in the range of £350 to £400 million

(i) Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for Adjusted EBITDA, Adjusted EBITDAaL and Adjusted FCF guidance for Liberty Global and each of its OpCos cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

VodafoneZiggo launches new strategic plan and revises 2025 guidance
VodafoneZiggo’s first quarter results were heavily impacted by the intensely competitive environment, particularly in the fixed market. During the quarter, we launched new front book propositions which are the first part of a wider strategic plan to regain commercial momentum. While the new strategic plan and market environment will impact VodafoneZiggo’s 2025 guidance, notably driving a steeper than expected Adj. EBITDA decline, it will position the company for growth and future-proof the network through an accelerated DOCSIS 4.0 upgrade plan.
Highlights for Q1
•Customer experience: Launched a new fixed front book portfolio with a focus on reliable connectivity through Wifi Guarantee, a first in the Dutch market
•Strategy evolution under new CEO: VodafoneZiggo continues to implement the new strategy with a focus on regaining commercial momentum and creating a leaner and more agile organization
•Guidance update: To support the key investments needed to drive long-term commercial momentum, VodafoneZiggo is revising 2025 guidance as outlined below
Q1 Financial Highlights (in U.S. GAAP)
•Revenue of $1,052.0 million, -5.6% YoY on a reported basis and -2.6% on a rebased basis
◦Primarily driven by (i) a decline in the consumer fixed base, (ii) lower handset sales and (iii) lower B2B mobile revenue, partially offset by (a) price indexation, (b) strong growth in Ziggo Sport Totaal revenue and (c) continued growth in B2B fixed revenue
•Adjusted EBITDA of $463.1 million, -10.8% YoY on a reported basis and -8.0% on a rebased basis
◦Primarily driven by (i) the aforementioned decrease in revenue, (ii) higher programming costs related to the UEFA broadcast and (iii) higher labor costs related to the collective labor agreement, partially offset by (a) cost control measures in areas such as customer service, IT and procurement and (b) lower energy costs
•Cash flows from operating activities of $192.3 million, cash flows from investing activities of -$142.4 million and cash flows from financing activities of -$667.2 million
Q1 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €999.1 million, -2.6% YoY on both a reported and rebased basis
•Adjusted EBITDA of €439.7 million, -8.0% on both a reported and rebased basis
Q1 Operating Highlights
•Broadband net losses of 31,000, primarily driven by continued promotional intensity, despite early signs of improvement in churn following the migration of existing customers to the new front book
•Postpaid net adds of 29,100, primarily driven by growth in B2B
•Fixed ARPU increased 1.5% YoY, supported by the prior year's price adjustment
•Implemented an increase in download speeds across the existing broadband portfolio in March

2025 VodafoneZiggo guidance (in U.S. GAAP)
•We are confirming:
◦P&E Additions to sales: 20-22%
•We are updating:
◦Low-single digit decline in revenue growth (updated from broadly stable)
◦Mid to high-single digit decline in Adjusted EBITDA growth (updated from low-single digit decline)
◦Adjusted FCF of €200-€250 million (updated from around €300 million)12
◦Cash distributions to shareholders of €200-€250 million (updated from around €300 million)

Telenet delivered strong fixed ARPU and revenue growth, on track to deliver full-year guidance
Telenet’s first quarter results demonstrated resilience in the face of a competitive environment, with growth in revenue and Adj. EBITDAaL. Telenet continues to leverage the BASE brand to drive growth in the South of Belgium and BASE's status as a challenger brand means it is well positioned to defend in the mobile-only segment. Elsewhere, Wyre continues to advance the FTTH build while also making progress with Proximus and Belgian regulators on the FTTH-sharing agreement announced last year.
Highlights for Q1
•Competitive environment: An intensely competitive environment in Belgium remains, resulting in pressure on the Telenet brand with BASE partly compensating
•Price adjustment: Announced a price adjustment of ~3% on the Telenet brand which took effect from April
•FTTH: Wyre is on track to build an additional 375,000 FTTH homes passed by year-end 2025 and continued to make progress with Proximus and regulators regarding FTTH-sharing agreement
Q1 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $759.7 million, -0.4% YoY on a reported basis and +2.7% on a rebased basis
◦Primarily driven by (i) higher programming revenue and (ii) the benefit of the June 2024 price indexation, partially offset by (a) lower handset revenue and (b) lower interconnect revenue
•Adjusted EBITDA of $301.6 million, -2.2% YoY on a reported basis and +0.8% on a rebased basis
•Adjusted EBITDAaL of $301.3 million, -2.2% YoY on a reported basis and +0.8% on a rebased basis
◦Primarily driven by (i) the increase in revenue, (ii) lower network operating costs and (iii) cost control measures, partially offset by (a) an increase in programming costs, (b) higher staff-related expenses following the mandatory 3.6% wage indexation as of January and (c) increased sales and marketing costs
•Property and equipment additions of $246.7 million, +34.3% YoY on a reported basis and +32.4% on a rebased basis
•Adjusted EBITDA less P&E Additions of $54.9 million, -56.0% YoY on a reported basis and -54.1% on a rebased basis
•Cash flows from operating activities of $185.0 million, cash flows from investing activities of -$198.9 million and cash flows from financing activities of -$21.8 million
Q1 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)10
•Revenue of €721.2 million, +2.7% YoY on both a reported and rebased basis
•Adjusted EBITDA of €323.8 million, +2.8% YoY on both a reported and rebased basis
◦Q1 2025 included the benefit of €37.4 million of U.S. GAAP/IFRS differences, primarily related to (i) sports and film broadcasting rights and (ii) leases
•Adjusted EBITDAaL of €304.0 million, +2.6% YoY on both a reported and rebased basis

•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP as detailed above
Q1 Operating Highlights
•Broadband net losses of 2,100, primarily due to continued elevated churn on the Telenet brand, which was only partially offset by growth in BASE
•Postpaid net losses of 3,700, primarily due to the intensely competitive market environment following the Digi launch, despite better performance from BASE following portfolio adjustments during Q1
•Fixed ARPU in Q1 saw continued growth of 2.8% supported by the June 2024 price rise, ahead of a ~3% adjustment which took effect from April
2025 Telenet guidance (in IFRS)13
•We are confirming:
◦Broadly stable revenue (FY 2024: €2,851.4 million)
◦Low to mid-single digit decline in Adjusted EBITDAaL (FY 2024: €1,279.9 million)
◦P&E Additions as a percentage of revenue of around 38%
◦Adjusted FCF between -€180.0 and -€150.0 million

Virgin Media Ireland continues to drive transformation into full fiber operator
Virgin Media Ireland’s first quarter results were impacted by the competitive environment in Ireland which remains intense, driving modest revenue and Adj. EBITDA declines. Despite the market dynamics, Virgin Media Ireland continues to make strong progress against its key strategic priorities including FTTH rollout, wholesale penetration and offnet footprint expansion.
Highlights for Q1
•Network upgrade: Continued to deliver on full fiber upgrade project, with over half of premises upgraded to full fiber at the end of Q1
•Fiber momentum: Almost 60k fiber customers on Virgin Media Ireland's network at the end of Q1, including Wholesale customers
Q1 Financial Highlights (in U.S. GAAP)
•Revenue of $115.8 million, -5.9% YoY on a reported basis and -2.9% on a rebased basis
◦Primarily driven by (i) lower fixed and mobile revenue resulting from the intense competitive environment and (ii) lower advertising revenues at VMTV, partially offset by continued strong growth in B2B wholesale revenue
•Adjusted EBITDA of $37.2 million, -7.0% YoY on a reported basis and -4.1% on a rebased basis
◦Primarily due to (i) the aforementioned revenue decline, (ii) the parallel running of IT systems and (iii) higher labor costs following annual salary increase
•Cash flows from operating activities of $12.2 million, cash flows from investing activities of -$41.2 million, and cash flows from financing activities of $29.1 million
Q1 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €110.0 million, -2.9% YoY on both a reported and rebased basis
•Adjusted EBITDA of €35.3 million, -4.1% YoY on both a reported and rebased basis
Q1 Operating Highlights
•Broadband net losses of 1,000, primarily due to continued competitive intensity in the market
•Postpaid net adds of 900, a sequential and YoY improvement, primarily due to reduced churn
•Over 1.4 million addressable homes, including offnet footprint

Consolidated Leverage & Liquidity
•Total principal amount of debt and finance leases: $9.4 billion
•Average debt tenor14: 3.5 years, with ~32% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.7%

The following table(i) details the U.S. dollar equivalents of our liquidity15 position at March 31, 2025, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$849.8	$77.9	$—	$927.7
Telenet	1,119.9	—	664.9	1,784.8
VM Ireland	12.9	—	108.1	121.0
Total	$1,982.6	$77.9	$773.0	$2,833.5
_______________
(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents our SMA in a leveraged structured note issued by a third-party investment bank.
(iii)Our aggregate unused borrowing capacity of $0.8 billion16 represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

The following table(i) details the March 31, 2025 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$7,070.7	$2.5	$7,073.2	$(133.3)	$6,939.9
VM Ireland	973.0	—	973.0	—	973.0
Other(ii)	1,360.7	31.6	1,392.3	—	1,392.3
Total	$9,404.4	$34.1	$9,438.5	$(133.3)	$9,305.2
_______________
(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amount includes a loan of $1,360.1 million backed by the shares we hold in Vodafone Group plc.

Liberty Global Consolidated Q1 Cash Flows

	Three months ended March 31,		Increase/(decrease)
	2025	2024	Reported %
	$ in millions, except % amounts

Liberty Global Consolidated Cash Flows:
Cash provided by operating activities of continuing operations	129.2	91.3	41.5%
Cash provided (used) by investing activities of continuing operations	52.5	(63.9)	182.2%
Cash used by financing activities of continuing operations	(66.2)	(240.7)	72.5%

Adjusted FCF from continuing operations	(141.2)	(151.8)	7.0%
Distributable Cash Flow from continuing operations	(141.2)	(151.8)	7.0%

Financial Highlights (in U.S. GAAP)4,5
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Continuing Operations, Liberty Growth and Liberty Services & Corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary and Reconciliations sections of the Appendix.

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$759.7	$762.6	(0.4)	2.7
VM Ireland	115.8	123.0	(5.9)	(2.9)
Consolidated Liberty Telecom	875.5	885.6	(1.1)
Liberty Growth	96.6	14.3	575.5	(32.8)
Liberty Services & Corporate	234.5	255.5	(8.2)	(11.3)
Consolidated intercompany eliminations	(35.4)	(64.1)	N.M.	N.M.
Total consolidated	$1,171.2	$1,091.3	7.3	(5.3)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,126.3	$3,282.8	(4.8)	(4.2)
VodafoneZiggo JV	$1,052.0	$1,114.0	(5.6)	(2.6)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$301.6	$308.4	(2.2)	0.8
VM Ireland	37.2	40.0	(7.0)	(4.1)
Consolidated Liberty Telecom	338.8	348.4	(2.8)
Liberty Growth	8.4	(0.4)	2,200.0	(36.3)
Liberty Services & Corporate	(12.6)	(30.3)	58.4	44.9
Consolidated intercompany eliminations	(10.0)	(34.7)	N.M.	N.M.
Total consolidated	$324.6	$283.0	14.7	2.0

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,073.4	$1,073.6	—	0.6
VodafoneZiggo JV	$463.1	$519.0	(10.8)	(8.0)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	March 31,
	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$54.9	$124.7	(56.0)	(54.1)
VM Ireland	(5.7)	0.6	(1,050.0)	(1,160.0)
Consolidated Liberty Telecom	49.2	125.3	(60.7)
Liberty Growth	6.6	(1.9)	447.4	81.1
Liberty Services & Corporate	(16.8)	(36.2)	53.6	41.5
Consolidated intercompany eliminations	—	(25.2)	N.M.	N.M.
Total consolidated	$39.0	$62.0	(37.1)	(59.6)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$479.2	$387.8	23.6	24.3
VodafoneZiggo JV	$256.2	$274.3	(6.6)	(3.8)
_______________

N.M. - Not Meaningful

	Operating Data — March 31, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Consolidated Reportable Segments:
Telenet	4,216,600	1,955,400	1,716,700	4,111,900	2,671,300	2,853,700
VM Ireland	1,005,200	391,300	362,200	718,700	137,600	137,600
Total Consolidated Reportable Segments	5,221,800	2,346,700	2,078,900	4,830,600	2,808,900	2,991,300

Nonconsolidated Reportable Segments:
VMO2 JV	16,244,500	5,790,100	5,694,900	11,942,300	15,713,200	35,618,400
VodafoneZiggo JV(ii)	7,590,400	3,375,400	3,076,400	7,620,300	5,328,300	5,602,900

	Subscriber Variance Table — March 31, 2025 vs. December 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	42,900	(11,800)	(2,100)	(43,900)	(3,700)	(16,400)
VM Ireland	2,500	(2,000)	(1,000)	(11,500)	900	900
Total Consolidated Reportable Segments	45,400	(13,800)	(3,100)	(55,400)	(2,800)	(15,500)

Q1 2025 Consolidated Reportable Segments Adjustments:
Telenet	13,200	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV	400	(46,000)	(44,000)	(286,500)	(122,800)	(34,100)
VodafoneZiggo JV(ii)	10,200	(40,500)	(31,000)	(135,900)	29,100	19,200

	Subscriber Variance Table — March 31, 2025 vs. March 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	91,700	(37,200)	(7,700)	(162,500)	(5,200)	(45,400)
VM Ireland	18,100	(10,200)	(6,000)	(63,300)	3,400	3,400
Total Consolidated Reportable Segments	109,800	(47,400)	(13,700)	(225,800)	(1,800)	(42,000)

Consolidated Reportable Segments Adjustments:
Telenet	(75,700)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV	18,900	(34,700)	(28,000)	(686,700)	(226,800)	293,500
VodafoneZiggo JV(ii)	57,200	(142,400)	(104,200)	(486,700)	13,800	(39,100)

Nonconsolidated Reportable Segments Adjustments:
VMO2 JV	—	—	—	—	(34,500)	(34,500)
VodafoneZiggo JV	—	—	(3,000)	(3,000)	(9,600)	(9,600)

Footnotes for Operating Data and Subscriber Variance Tables:

(i)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,066,600 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(ii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with broadband, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Bond Update by Credit Silo

VMO2 Credit Update
Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2025	2024

Footprint
Homes Serviceable	18,420,900	17,193,700
Homes Serviceable net additions (QoQ)	165,300	194,000

Fixed
Fixed-Line Customer Relationships	5,790,100	5,824,800
Organic Fixed-Line Customer Relationship net losses (QoQ)	(46,000)	(2,000)
Organic Fixed-Line Customer Relationship net additions (losses) (YoY)	(34,700)	8,400

Broadband Subscribers	5,694,900	5,722,900
Organic Broadband net additions (losses) (QoQ)	(44,000)	5,300
Organic Broadband net additions (losses) (YoY)	(28,000)	40,300

Q1 Monthly ARPU per Fixed-Line Customer Relationship	£47.00	£46.25

Mobile
Postpaid Mobile Subscribers(i)	15,713,200	15,974,500
Organic Postpaid Mobile net losses (QoQ)(i)	(122,800)	(77,800)
Organic Postpaid Mobile net losses (YoY)(i)	(226,800)	(21,100)

Q1 Monthly Consumer Postpaid ARPU	£17	£17

Convergence
Converged Households as % of Broadband RGUs	42.1%	43.7%
_______________

(i)Previously reported postpaid mobile subscribers figures have been restated. For more information regarding the VMO2 JV and the restatement, please visit its investor relations page.

Financial Results (in IFRS)10

	Three months ended
	March 31,		Increase/(decrease)
	2025	2024
	in millions, except % amounts

Revenue
Mobile	£1,347.8	£1,362.7	(1.1%)
Handset	272.7	291.9	(6.6%)
Fixed	938.5	931.6	0.7%
Consumer Fixed	838.4	822.9	1.9%
Subscription	819.8	807.7	1.5%
Other	18.6	15.2	22.4%
B2B Fixed	100.1	108.7	(7.9%)
Other	193.8	294.5	(34.2%)
Total revenue	£2,480.1	£2,588.8	(4.2%)

Adjusted EBITDA	£914.1	£925.7	(1.3%)

P&E Additions	£498.3	£571.4
ROU asset additions	30.5	76.1
Total P&E Additions including ROU asset additions	£528.8	£647.5	(18.3%)
P&E Additions as a % of revenue	20.1%	22.1%

Adjusted EBITDA less P&E Additions	£385.3	£278.2	38.5%

Adjusted FCF	£(885.4)	£(738.7)

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and pound sterling equivalent of the nominal amounts of VMED O2’s consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	March 31,		December 31,
	2025		2024
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan N (Term SOFR + 2.50%) due 2028	$2,804.5	£2,172.9	£2,635.9
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	628.2	620.0
Term Loan Q (Term SOFR + 3.25%) due 2029	$1,300.0	1,007.2	1,038.4
Term Loan R (EURIBOR + 3.25%) due 2029	€750.0	628.2	620.0
Term Loan X1 (SONIA + 3.25%) due 2029	£750.0	750.0	750.0
Term Loan Y (Term SOFR + 3.25%) due 2031	$1,250.0	968.4	998.5
Term Loan Y1 (Term SOFR + 3.25%) due 2031	$500.0	387.4	—
Term Loan Z (EURIBOR + 3.50%) due 2031	€720.0	603.1	595.2
£54 million (equivalent) RCF (SONIA + 2.75%) due 2026	£—	—	—
£1,324 million (equivalent) RCF (SONIA + 2.75%) due 2029	£—	—	—
VM Financing Facilities (GBP equivalent)	£420.3	420.3	413.6
Total Senior and Senior Secured Credit Facilities		7,565.7	7,671.6
Senior Secured Notes:
5.00% GBP Senior Secured Notes due 2027	£90.4	90.4	121.8
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,104.0	1,138.3
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.00% GBP Senior Secured Notes due 2029	£600.0	600.0	600.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	708.9	730.9
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
3.25% EUR Senior Secured Notes due 2031	€950.0	795.7	785.3
4.25% USD Senior Secured Notes due 2031	$1,350.0	1,045.9	1,078.4
4.75% USD Senior Secured Notes due 2031	$1,400.0	1,084.6	1,118.3
4.50% GBP Senior Secured Notes due 2031	£675.0	675.0	675.0
7.75% USD Senior Secured Notes due 2032	$750.0	581.1	599.1
5.625% EUR Senior Secured Notes due 2032	€600.0	502.6	496.0
Total Senior Secured Notes		8,643.2	8,798.1
Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	716.6	738.9
3.75% EUR Senior Notes due 2030	€500.0	418.8	413.3
Total Senior Notes		1,135.4	1,152.2
Vendor financing(i)		2,999.8	2,984.2
Share of CTIL debt(i)		202.5	194.5
Other debt		318.3	320.3
Lease obligations(i)		920.6	950.8
Total third-party debt and lease obligations		21,785.5	22,071.7
Unamortized premiums, discounts, deferred financing costs and fair value adjustments, net		(11.2)	(8.5)
Total carrying amount of third-party debt and lease obligations		21,774.3	22,063.2
Less: cash and cash equivalents		294.3	1,128.3
Net carrying amount of third-party debt and lease obligations		£21,480.0	£20,934.9
Exchange rate (€ to £)		1.1939	1.2097
Exchange rate ($ to £)		1.2908	1.2519
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At March 31, 2025, the blended fully-swapped debt borrowing cost was 5.2% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was 5.0 years.
•In January, VMO2 entered into a $500 million sustainability-linked term loan facility (Term Loan Y1, previously termed Y3). Term Loan Y1 matures on March 31, 2031 and bears interest at a rate of the Term SOFR plus credit adjustment spread plus 3.25% per annum (subject to adjustment based on the achievement or otherwise of certain ESG metrics). $495 million of the loan will be an exchange of Term Loan N due 2028 into a new tranche of Term Loan Y due 2031, which became fungible with Term Loan Y in April.
•In April, VMO2 redeemed all of its outstanding 5.00% GBP Senior Secured Notes due 2027 in the total amount of £90.4 million.
•At March 31, 2025, VMO2 had maximum undrawn commitments of £1,378.0 million equivalent.

Covenant Debt Information
The following table details the pound sterling equivalents of the reconciliation from VMO2’s consolidated third-party debt and lease obligations to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of March 31, 2025 and December 31, 2024. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2025	2024
	in millions

Total third-party debt and lease obligations (£ equivalent)	£21,785.5	£22,071.7
Vendor financing	(2,917.5)	(2,893.2)
Other debt	(318.3)	(320.3)
CTIL debt	(202.5)	(194.5)
Credit Facility Excluded Amount	(997.6)	(1,043.2)
Lease obligations	(920.6)	(950.8)
Projected principal-related cash payments associated with our cross-currency derivative instruments	373.8	98.6
Total covenant amount of third-party gross debt	16,802.8	16,768.3
Less: cash and cash equivalents(i)	(257.7)	(591.8)
Total covenant amount of third-party net debt	£16,545.1	£16,176.5
_______________
(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of March 31, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.84x
Net Total Debt to Annualized Adjusted EBITDA	4.15x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, CTIL net debt and lease obligations) to Annualized Adjusted EBITDA	5.52x

VodafoneZiggo Credit Update
Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2025	2024

Footprint
Homes Passed	7,590,400	7,533,200
Organic Homes Passed net additions (QoQ)	10,200	16,600
Organic Homes Passed net additions (YoY)	57,200	90,100

Fixed
Fixed-Line Customer Relationships	3,375,400	3,517,800
Organic Fixed-Line Customer Relationship net losses (QoQ)	(40,500)	(35,200)
Organic Fixed-Line Customer Relationship net losses (YoY)	(142,400)	(154,900)

Broadband Subscribers	3,076,400	3,183,600
Organic Broadband net losses (QoQ)	(31,000)	(23,500)
Organic Broadband net losses (YoY)	(104,200)	(114,900)

Q1 Monthly ARPU per Fixed-Line Customer Relationship	€56	€55

Mobile
Postpaid Mobile Subscribers	5,328,300	5,324,100
Organic Postpaid Mobile net additions (QoQ)	29,100	22,300
Organic Postpaid Mobile net additions (YoY)	13,800	128,700

Q1 Monthly Consumer Postpaid ARPU	€18	€19

Convergence
Converged Households as % of Broadband RGUs	49.6%	48.3%

Financial Results (in U.S. GAAP)

	Three months ended
	March 31,		Increase/(decrease)
	2025	2024(i)
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€477.9	€496.1	(3.7%)
Non-subscription	1.7	3.1	(45.2%)
Total residential fixed revenue	479.6	499.2	(3.9%)
Residential mobile revenue:
Subscription	178.0	180.4	(1.3%)
Non-subscription	62.5	64.0	(2.3%)
Total residential mobile revenue	240.5	244.4	(1.6%)
Total residential revenue	720.1	743.6	(3.2%)
B2B fixed revenue:
Subscription	141.7	139.9	1.3%
Non-subscription	1.7	2.0	(15.0%)
Total B2B fixed revenue	143.4	141.9	1.1%
B2B mobile revenue:
Subscription	95.4	103.5	(7.8%)
Non-subscription	29.1	29.9	(2.7%)
Total B2B mobile revenue	124.5	133.4	(6.7%)
Total B2B revenue	267.9	275.3	(2.7%)
Other revenue	11.1	7.2	54.2%
Total revenue	€999.1	€1,026.1	(2.6%)

Adjusted EBITDA	€439.7	€478.1	(8.0%)

P&E Additions	€196.5	€225.4	(12.8%)
P&E Additions as a % of revenue	19.7%	22.0%

Adjusted EBITDA less P&E Additions	€243.2	€252.7	(3.8%)

Adjusted FCF	€(19.6)	€(64.6)
_______________

(i)Certain revenue amounts have been reclassified to conform to 2025 presentation.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of VodafoneZiggo's consolidated third-party debt, finance lease obligations and cash and cash equivalents is set forth below:

	March 31,		December 31,
	2025		2024
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan I (Term SOFR + 2.50%) USD due 2028	$2,525.0	€2,335.5	€2,439.9
Term Loan H (EURIBOR + 3.00%) due 2029	€2,250.0	2,250.0	2,250.0
Financing Facility		3.3	2.4
€25.0 million Ziggo Revolving Facility G1 EUR due 2026		—	—
€775.0 million Ziggo Revolving Facility G2 EUR due 2029		—	—
Total Credit Facilities		4,588.8	4,692.3
Senior Secured Notes:
4.875% USD Senior Secured Notes due 2030	$991.0	916.6	957.6
2.875% EUR Senior Secured Notes due 2030	€502.5	502.5	502.5
5.00% USD Senior Secured Notes due 2032	$1,525.0	1,410.5	1,473.6
3.50% EUR Senior Secured Notes due 2032	€750.0	750.0	750.0
Total Senior Secured Notes		3,579.6	3,683.7
Senior Notes:
6.00% USD Senior Notes due 2027	$—	—	603.9
3.375% EUR Senior Notes due 2030	€900.0	900.0	900.0
5.125% USD Senior Notes due 2030	$500.0	462.5	483.1
6.125% EUR Senior Notes due 2032	€575.0	575.0	575.0
Total Senior Notes		1,937.5	2,562.0
Vendor financing		999.6	999.6
Finance lease obligations		27.2	24.3
Total third-party debt and finance lease obligations		11,132.7	11,961.9
Unamortized premiums, discounts and deferred financing costs, net		(23.2)	(29.1)
Total carrying amount of third-party debt and finance lease obligations		11,109.5	11,932.8
Less: cash and cash equivalents		144.1	745.1
Net carrying amount of third-party debt and finance lease obligations		€10,965.4	€11,187.7

Exchange rate ($ to €)		1.0812	1.0349

Capital Structure
•At March 31, 2025, the blended fully-swapped debt borrowing cost was 3.9% and the average tenor of third-party debt (excluding vendor financing obligations) was approximately 4.8 years
•At March 31, 2025, VodafoneZiggo had maximum undrawn commitments of €800 million under its Revolving Facilities

Covenant Debt Information

The following table details the euro equivalent of the reconciliation from VodafoneZiggo's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2025 and December 31, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2025	2024
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€11,132.7	€11,961.9
Vendor financing	(999.6)	(999.6)
Finance lease obligations	(27.2)	(24.3)
Credit Facility Excluded Amount	(460.2)	(482.0)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	(458.2)	(733.6)
Total covenant amount of third-party gross debt	9,187.5	9,722.4
Less: cash and cash equivalents(i)	(28.0)	(599.3)
Net carrying amount of third-party debt	€9,159.5	€9,123.1
_______________

(i)Excludes the cash that is related to the unutilized portion of the Vendor Finance Note facility of €40.9 million and €30.5 million, respectively, as well as cash that is held outside the covenant group, amounting to €75.2 million and €115.3 million, respectively.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of March 31, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.94x
Net Total Debt to Annualized Adjusted EBITDA	4.98x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	5.77x

Telenet Credit Update
Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2025	2024

Footprint
Homes Passed(i)	4,216,600	4,200,600
Organic Homes Passed net additions (QoQ)	42,900	7,200
Organic Homes Passed net additions (YoY)	91,700	30,400

Fixed
Fixed-Line Customer Relationships	1,955,400	1,992,600
Organic Fixed-Line Customer Relationship net losses (QoQ)	(11,800)	(14,900)
Organic Fixed-Line Customer Relationship net losses (YoY)	(37,200)	(61,700)

Broadband Subscribers	1,716,700	1,724,400
Organic Broadband net losses (QoQ)	(2,100)	(6,000)
Organic Broadband net losses (YoY)	(7,700)	(29,700)

Q1 Monthly ARPU per Fixed-Line Customer Relationship	€63.31	€61.60

Mobile
Postpaid Mobile Subscribers	2,671,300	2,676,500
Organic Postpaid Mobile net losses (QoQ)	(3,700)	(800)
Organic Postpaid Mobile net losses (YoY)	(5,200)	(8,300)

Q1 Monthly Consumer Postpaid ARPU	€15.99	€16.64

Convergence
Converged Households as % of Broadband RGUs	54.5%	52.8%
_______________

(i)Amount for March 31, 2025 includes an aggregate adjustment of 13,200 Homes Passed to correct the understatement of the December 31, 2024 reported Homes Passed.

Financial Results (in IFRS)10

	Three months ended
	March 31,		Increase/(decrease)
	2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€307.7	€305.1	0.9%
Non-subscription	4.4	2.4	83.3%
Total residential fixed revenue	312.1	307.5	1.5%
Residential mobile revenue:
Subscription	102.4	104.1	(1.6%)
Non-subscription	32.8	40.8	(19.6%)
Total residential mobile revenue	135.2	144.9	(6.7%)
B2B revenue:
Subscription	94.2	94.3	(0.1%)
Non-subscription	90.6	86.4	4.9%
Total B2B revenue	184.8	180.7	2.3%
Other revenue	89.1	69.3	28.6%
Total revenue	€721.2	€702.4	2.7%

Adjusted EBITDA	€323.8	€314.9	2.8%

Adjusted EBITDAaL	€304.0	€296.4	2.6%

P&E Additions(i)	292.8	187.3
ROU asset additions	7.2	10.9
Total P&E Additions including ROU asset additions(i)	€300.0	€198.2	51.4%
P&E Additions as a % of revenue	40.6%	26.7%

Adjusted EBITDA less P&E Additions(i)	€23.8	€116.7	(79.6%)

Adjusted FCF	€(35.0)	€12.8
_______________

(i)Includes amounts capitalized as intangible assets related to sports and film broadcasting rights.

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of Telenet's consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	March 31,		December 31,
	2025		2024
	Borrowing currency	€ equivalent
	in millions

2024 Amended Senior Credit Facility
Term Loan AR (Term SOFR 1-month + 2.11%) USD due 2028	$2,295.0	€2,122.7	€2,217.6
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€390.0	390.0	890.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,110.0	1,110.0
Term Loan AU (EURIBOR + 3.00%) EUR due 2033	€500.0	500.0	—
€570.0 million Revolving Credit Facility B (EURIBOR + 2.25%) due 2029	€—	—	—
Total Senior Credit Facility		4,122.7	4,217.6
Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	925.0	966.3
3.50% EUR Senior Secured Notes due 2028	€540.0	540.0	540.0
Total Senior Secured Notes		1,465.0	1,506.3
Other
Lease obligations(i)		625.1	630.5
Mobile spectrum		367.2	377.3
Vendor financing		342.1	342.8
Other debt		242.9	233.4
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2025		—	—
Total third-party debt and lease obligations		7,165.0	7,307.9
Deferred financing fees, discounts and premiums, net		(15.8)	(22.0)
Total carrying amount of third-party debt and lease obligations		7,149.2	7,285.9
Less: cash and cash equivalents		1,035.9	1,072.3
Net carrying amount of third-party debt and lease obligations		€6,113.3	€6,213.6

Exchange rate ($ to €)		1.0812	1.0349
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At March 31, 2025, the blended fully-swapped debt borrowing cost was 3.8% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was approximately 3.7 years
•In February, Telenet secured commitments for a 5-year €500.0 million standalone capex facility for Wyre priced at EURIBOR +2.75%. This funding will support Wyre's roll-out ambitions
•In February, Telenet entered into a €500.0 million sustainability-linked term loan facility priced at EURIBOR +3.0%. The proceeds were used to repay €500.0 million of the €890.0 million outstanding principal amount under Telenet Facility AT1
•At March 31, 2025, Telenet had access to total liquidity of €1,650.9 million, consisting of €1,035.9 million cash and cash equivalents and €615.0 million of undrawn commitments under revolving credit facilities

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from Telenet's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2025 and December 31, 2024. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2025	2024
	in millions

Total third-party debt and lease obligations (€ equivalent)	€7,165.0	€7,307.9
Lease obligations	(625.1)	(630.5)
Mobile spectrum	(367.2)	(377.3)
Vendor financing	(342.1)	(342.8)
Other debt	(242.9)	(233.4)
Credit Facility Excluded Amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(123.4)	(259.6)
Total covenant amount of third-party gross debt	5,064.3	5,064.3
Less: cash and cash equivalents(i)	1,034.9	1,068.0
Total covenant amount of third-party net debt	€4,029.4	€3,996.3
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA and Adjusted EBITDAaL, as defined under covenants, on a last two quarters annualized basis as of March 31, 2025.

Net Total Debt to Annualized Adjusted EBITDA	3.03x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	3.58x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, mobile spectrum and other debt) to Annualized Adjusted EBITDAaL	4.3x

A Statement of Financial Position, Statement of Profit or Loss and Other Comprehensive Income and Statement of Cash Flows for Telenet can be found in the investor toolkit on the Telenet investor relations page.

VM Ireland Credit Update
Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2025	2024

Footprint
Homes Passed	1,005,200	987,100
Organic Homes Passed net additions (QoQ)	2,500	4,200
Organic Homes Passed net additions (YoY)	18,100	11,300

Fixed
Fixed-Line Customer Relationships	391,300	401,500
Organic Fixed-Line Customer Relationship net losses (QoQ)	(2,000)	(1,300)
Organic Fixed-Line Customer Relationship net losses (YoY)	(10,200)	(17,100)

Broadband Subscribers	362,200	368,200
Organic Broadband net losses (QoQ)	(1,000)	(300)
Organic Broadband net losses (YoY)	(6,000)	(12,900)

Q1 Monthly ARPU per Fixed-Line Customer Relationship	€60.98	€61.99

Mobile
Postpaid Mobile Subscribers	137,600	134,200
Organic Postpaid Mobile net additions (losses) (QoQ)	900	(200)
Organic Postpaid Mobile net additions (losses) (YoY)	3,400	(8,800)

Q1 Monthly Consumer Postpaid ARPU	€19.64	€21.41

Convergence
Converged Households as % of Broadband RGUs	8.6%	9.1%

Financial Results (in U.S. GAAP)

	Three months ended
	March 31,		Increase/(decrease)
	2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€68.9	€72.0	(4.3%)
Non-subscription	0.4	0.5	(20.0%)
Total residential fixed revenue	69.3	72.5	(4.4%)
Residential mobile revenue:
Subscription	7.5	8.0	(6.3%)
Non-subscription	1.7	1.9	(10.5%)
Total residential mobile revenue	9.2	9.9	(7.1%)
B2B revenue:
Subscription	3.1	3.1	—%
Non-subscription	7.5	6.5	15.4%
Total B2B revenue	10.6	9.6	10.4%
Other revenue	20.9	21.3	(1.9%)
Total revenue	€110.0	€113.3	(2.9%)

Adjusted EBITDA	€35.3	€36.8	(4.1%)

P&E Additions	€40.6	€36.3	11.8%
P&E Additions as a % of revenue	36.9%	32.0%

Adjusted EBITDA less P&E Additions	€(5.3)	€0.5	(1,160.0%)

Adjusted FCF	€(27.8)	€(20.7)

Third-Party Debt and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	March 31,		December 31,
	2025		2024
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.575%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.825%) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(3.7)	(4.0)
Total carrying amount of third-party debt		896.3	896.0
Less: cash and cash equivalents		11.9	11.9
Net carrying amount of third-party debt		€884.4	€884.1

Capital Structure
•At March 31, 2025, the blended fully-swapped debt borrowing cost was 4.0% and the average tenor of third-party debt was approximately 4.3 years
•At March 31, 2025, VM Ireland had €100.0 million of undrawn commitments available

Covenant Debt Information

The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2025 and December 31, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2025	2024
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility Excluded Amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(11.9)	(11.9)
Total covenant amount of third-party net debt	€838.1	€838.1

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last twelve months basis as of March 31, 2025.

Net Total Debt to Annualized Adjusted EBITDA	5.17x
Net Total Debt (excluding Credit Facility Excluded Amount) to Annualized Adjusted EBITDA	5.48x

Appendix
Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our, our subsidiaries', and our joint ventures' strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow and ARPU metrics; our operating companies' 2025 U.S. GAAP and IFRS financial guidance, including updates to such guidance; our future strategies for maximizing and creating value for our shareholders, including any potential capital market or private transactions that we may undertake with respect to any of our businesses; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, including any anticipated price increases, Formula E's social media initiatives, VodafoneZiggo's new Wifi Guarantee, the planned fiber upgrade programs in the U.K. (including through nexfibre), Belgium and Ireland, investments in VodafoneZiggo's HFC network and the planned acquisition of spectrum from Vodafone-Three in the U.K.; our fiber sharing agreement with Proximus, including the expected approval thereof and the timing, cost and benefits expected to be derived therefrom; our strategic plans for our Liberty Growth portfolio (previously referred to as the Ventures portfolio), including any expected capital rotation between investments and the proceeds to be received therefrom; our share repurchase program, including the amount of shares we intend to repurchase during the year; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); our and our joint ventures' use of derivatives, the tenor and cost of our third-party debt, as well as the expected use of such debt proceeds and any anticipated additional borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations, including as a result of the U.K.'s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries, whether in a tax-efficient manner or at all; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2025 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2024. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

*    Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for the VodafoneZiggo JV and full year 2024 U.S. GAAP results for the VMO2 JV.

***Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated JVs.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187        Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2025, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months ended March 31, 2024 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three months ended March 31, 2025, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three months ended March 31, 2025, (iii) include in our rebased amounts the impact to revenue and Adjusted EBITDA of activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results, (iv) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and Sunrise, to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2025 and (v) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2025. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2024 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to 2024 amounts (i) for our consolidated continuing operations and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended March 31, 2024
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Telenet:
Foreign currency	$(22.2)	$(9.3)	$(3.6)
VM Ireland:
Foreign currency	(3.7)	(1.2)	—
Other:
Acquisitions and dispositions(i)	176.7	45.6	37.8
Foreign currency	(5.3)	0.2	0.4
Total consolidated continuing operations	$145.5	$35.3	$34.6

Nonconsolidated JVs:
VMO2 JV(ii):
Foreign currency	$(19.4)	$(6.4)	$(2.3)

VodafoneZiggo JV(ii):
Foreign currency	$(33.6)	$(15.4)	$(8.0)
_______________
(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and Sunrise. These adjustments result in an equal amount of fees in both the 2025 and 2024 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Property and Equipment Additions and Capital Expenditures
The table below reconciles the property and equipment additions of our continuing operations for the indicated periods to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2025	2024
	in millions, except % amounts

Total consolidated property and equipment additions	$285.6	$221.0
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(20.6)	(30.6)
Assets acquired under finance leases	—	(0.5)
Changes in current liabilities related to capital expenditures	(21.7)	16.2
Total capital expenditures, net(ii)	$243.3	$206.1

Property and equipment additions as % of revenue	24.4%	20.3%
_______________

(i)Amounts exclude related VAT of $3.2 million and $4.4 million for the three months ended March 31, 2025 and 2024, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	March 31, 2025	December 31, 2024

Spot rates:
Euro	0.9249	0.9663
British pound sterling	0.7747	0.7988

	Three months ended March 31,
	2025	2024

Average rates:
Euro	0.9501	0.9211
British pound sterling	0.7936	0.7886

Footnotes
1On an as guided basis. Guidance basis revenue excludes handset revenue and nexfibre construction revenue. Guidance basis Adjusted EBITDA excludes nexfibre construction impacts.
2Amounts exclude SMAs and include our consolidated investments in Slovakia, Egg and Formula E. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV, Lionsgate and Vodafone.
3Subsequent to the April redemption of VMO2's Senior Secured Notes due 2027 in the total amount of £90.4 million.
4Consolidated intercompany eliminations amounts for the three months ended March 31, 2024 within the Financial Highlights tables primarily relate to (i) revenue and Adjusted EBITDA within our T&I Function of ($30 million) and ($22 million), respectively, related to Tech Framework revenues and eliminations with Sunrise prior to the Spin-off and (ii) transactions between our continuing and discontinued operations. For additional information on the Tech Framework, see the Glossary.
5Amounts within the Financial Highlights tables reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.
6Includes homes passed by the nexfibre partner network, which the VMO2 JV has access to and acts as the anchor tenant.
7This release includes the actual U.S. GAAP results for the VMO2 JV for the three months ended March 31, 2025 and 2024. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q1 earnings release.
8Rebase growth rates included in this release are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
9Includes opex costs to capture of $3 million and capex costs to capture of $23 million, as applicable.
10See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
11VMO2 guidance presented on an IFRS basis as guided by the VMO2 JV. US GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance.
12VodafoneZiggo Adjusted FCF excludes financing and investing cash flows related to potential acquisitions and mobile spectrum auction fees.
13Telenet guidance presented on an IFRS basis. US GAAP guidance for Telenet is broadly the same as their separate IFRS guidance.
14For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.
15Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
16Our aggregate unused borrowing capacity of $0.8 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2025 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2025.

Glossary
See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth strategic platform and our Liberty Services strategic platform, together with our corporate functions, are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures, including capitalized software, on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities of our continuing operations includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $0.8 million and $5.2 million during the three months ended March 31, 2025 and 2024, respectively.

For purposes of the statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When the financing intermediary is paid, a financing cash outflow is recorded in the statements of cash flows. For purposes of Adjusted FCF, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

•VodafoneZiggo Adjusted FCF: VodafoneZiggo defines Adjusted FCF as net cash provided by operating activities, plus (i) operating-related vendor financed expenses (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) interest payments on shareholder loans, less (a) cash payments in the period for capital expenditures (excluding spectrum payments), (b) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (c) principal payments on finance leases (which represents a decrease in the period to actual cash available).

We believe our presentation of Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Consumer Postpaid Mobile Subscriber: Our ARPU per consumer postpaid mobile subscriber calculation refers to the average monthly postpaid mobile subscription revenue per average consumer postpaid mobile subscriber and is calculated by dividing the average monthly postpaid mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of consumer postpaid mobile subscribers in service for the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

Broadband Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

B2B: Business-to-Business.

Costs to capture: Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our broadband, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Homes Serviceable: As defined by VMO2, this includes homes, residential multiple dwelling units or commercial units that can be connected to VMO2's networks that are technologically capable of providing two-way services (including broadband, video and telephony services) or partner networks with which VMO2 has a service agreement, where customers can request and receive services, without materially extending the distribution plant. Certain of VMO2's Homes Serviceable counts are based on census data that can change based on either revisions to the data or from new census results.

Liberty Growth: Represents certain investments in technology, media, sports and digital infrastructure companies that we view as scalable businesses. Our Liberty Growth strategic platform is included in the "all other category" in the 10-Q.

Liberty Services & Corporate: Includes our Liberty Services strategic platform and certain corporate activities, each of which is included in the “all other category” in the 10-Q. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs or cash flows in our internal management reporting or external disclosures.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Broadband Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Broadband, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled broadband, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

Non-GAAP Reconciliations
VMO2

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of VMO2's Adjusted EBITDA, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended March 31,
	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	£851.5	£846.6
U.S. GAAP/IFRS adjustments(i)	62.6	79.1
IFRS Adjusted EBITDA	£914.1	£925.7

P&E Additions:
U.S. GAAP P&E Additions	£471.4	£540.8
U.S. GAAP/IFRS adjustments(i)	57.4	106.7
IFRS P&E Additions	£528.8	£647.5

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	£380.1	£305.8
U.S. GAAP/IFRS adjustments(i)	5.2	(27.6)
IFRS Adjusted EBITDA less P&E Additions	£385.3	£278.2
_______________
(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) leases.

Adjusted FCF

The following table provides a reconciliation of VMO2's U.S. GAAP net cash provided (used) by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended
	March 31,
	2025	2024
	in millions

U.S. GAAP:
Net cash provided (used) by operating activities	£(77.3)	£114.8
Operating-related vendor financing additions	529.6	918.6
Cash capital expenditures, net	(216.5)	(265.8)
Principal payments on operating-related vendor financing	(812.1)	(1,156.6)
Principal payments on capital-related vendor financing	(345.8)	(374.1)
Principal payments on finance leases	(1.0)	(0.1)
U.S. GAAP Adjusted FCF	(923.1)	(763.2)

IFRS:
U.S. GAAP/IFRS adjustments(i)	37.7	24.5
IFRS Adjusted FCF	£(885.4)	£(738.7)
_______________
(i)U.S. GAAP/IFRS differences relate to the VMO2 JV's investment in CTIL.

VodafoneZiggo

Adjusted FCF

The following table provides a reconciliation of VodafoneZiggo's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended
	March 31,
	2025	2024
	in millions

Net cash provided by operating activities	€177.7	€176.8
Operating-related vendor financing additions	209.6	165.3
Interest payments on shareholder loans	25.2	25.5
Cash capital expenditures, net	(136.7)	(190.0)
Principal payments on operating-related vendor financing	(176.1)	(149.6)
Principal payments on capital-related vendor financing	(116.8)	(90.4)
Principal payments on finance leases	(2.5)	(2.2)
Adjusted FCF	€(19.6)	€(64.6)

Telenet

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Telenet's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended March 31,
	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€286.4	€284.1
U.S. GAAP/IFRS adjustments(i)	37.4	30.8
IFRS Adjusted EBITDA	€323.8	€314.9

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€286.2	€283.9
U.S. GAAP/IFRS adjustments(i)	17.8	12.5
IFRS Adjusted EBITDAaL	€304.0	€296.4

P&E Additions:
U.S. GAAP P&E Additions	€233.7	€169.7
U.S. GAAP/IFRS adjustments(i)	66.3	28.5
IFRS P&E Additions	€300.0	€198.2

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€52.7	€114.4
U.S. GAAP/IFRS adjustments(i)	(28.9)	2.3
IFRS Adjusted EBITDA less P&E Additions	€23.8	€116.7
_______________
(i)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases.

Adjusted EBITDAaL

The following table provides a reconciliation of Telenet's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended March 31,
	2025	2024
	in millions

U.S. GAAP Adjusted EBITDA	€286.4	€284.1
Finance lease adjustments	(0.2)	(0.2)
U.S. GAAP Adjusted EBITDAaL	€286.2	€283.9

Adjusted FCF

The following table provides a reconciliation of Telenet's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended
	March 31,
	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	€173.8	€176.1
Operating-related vendor financing additions	67.3	88.7
Cash capital expenditures, net	(185.0)	(134.8)
Principal payments on operating-related vendor financing	(82.0)	(90.2)
Principal payments on capital-related vendor financing	(8.8)	(26.7)
Principal payments on finance leases	(0.3)	(0.3)
U.S. GAAP Adjusted FCF	(35.0)	12.8

IFRS:
U.S. GAAP/IFRS adjustments	—	—
IFRS Adjusted FCF	€(35.0)	€12.8

VM Ireland

Adjusted FCF

The following table provides a reconciliation of VM Ireland's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended
	March 31,
	2025	2024
	in millions

Net cash provided by operating activities	€11.4	€18.4
Operating-related vendor financing additions	—	—
Cash capital expenditures, net	(39.2)	(39.1)
Principal payments on operating-related vendor financing	—	—
Principal payments on capital-related vendor financing	—	—
Principal payments on finance leases	—	—
Adjusted FCF	€(27.8)	€(20.7)

Liberty Global

Adjusted FCF

The following table provides a reconciliation of Liberty Global's continuing operations consolidated net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended
	March 31,
	2025	2024
	in millions

Net cash provided by operating activities of continuing operations	$129.2	$91.3
Operating-related vendor financing additions	71.2	97.4
Cash capital expenditures, net	(243.3)	(206.1)
Principal payments on operating-related vendor financing	(86.4)	(101.0)
Principal payments on capital-related vendor financing	(10.0)	(32.5)
Principal payments on finance leases	(1.9)	(0.9)
Adjusted FCF	(141.2)	(151.8)
Other affiliate dividends	—	—
Distributable Cash Flow	$(141.2)	$(151.8)

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

A reconciliation of consolidated earnings (loss) from continuing operations to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended
	March 31,
	2025	2024
	in millions

Earnings (loss) from continuing operations	$(1,323.3)	$634.5
Income tax expense (benefit)	(70.0)	42.8
Other income, net	(19.4)	(36.4)
Share of results of affiliates, net	148.0	7.0
Losses on debt extinguishment, net	8.0	—
Realized and unrealized gains due to changes in fair values of certain investments, net	(55.8)	(113.1)
Foreign currency transaction losses (gains), net	1,081.0	(559.3)
Realized and unrealized losses (gains) on derivative instruments, net	164.7	(133.3)
Interest expense	127.5	145.5
Operating income (loss)	60.7	(12.3)
Impairment, restructuring and other operating items, net	(1.7)	33.6
Depreciation and amortization	232.2	222.7
Share-based compensation expense	33.4	39.0
Consolidated Adjusted EBITDA	324.6	283.0
P&E Additions	(285.6)	(221.0)
Consolidated Adjusted EBITDA less P&E Additions	$39.0	$62.0

A reconciliation of Liberty Growth loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-Q.

	Three months ended
	March 31,
	2025	2024
	in millions

Loss from continuing operations	$(13.3)	$(4.7)
Income tax benefit	0.4	—
Other income, net	0.2	0.1
Foreign currency transaction losses, net	1.1	—
Realized and unrealized losses on derivative instruments, net	0.6	—
Interest expense	7.5	1.0
Operating loss	(3.5)	(3.6)
Impairment, restructuring and other operating items, net	1.7	0.2
Depreciation and amortization	10.0	3.0
Share-based compensation expense	0.2	—
Liberty Growth Adjusted EBITDA	8.4	(0.4)
P&E Additions	(1.8)	(1.5)
Liberty Growth Adjusted EBITDA less P&E Additions	$6.6	$(1.9)

A reconciliation of Liberty Services, together with our corporate functions, earnings (loss) from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Services and our corporate functions do not meet the reportable segment quantitative thresholds and are each included in the "all other category" in the 10-Q.

	Three months ended
	March 31,
	2025	2024
	in millions

Earnings (loss) from continuing operations	$(1,406.2)	$717.0
Income tax expense	0.8	2.8
Other income, net	(19.7)	(122.7)
Share of results of affiliates, net	147.5	6.5
Realized and unrealized gains due to changes in fair values of certain investments, net	(55.8)	(113.2)
Foreign currency transaction losses (gains), net	1,226.1	(639.2)
Realized and unrealized losses on derivative instruments, net	52.2	57.3
Interest expense	10.4	10.3
Operating loss	(44.7)	(81.2)
Impairment, restructuring and other operating items, net	(12.1)	13.1
Depreciation and amortization	16.5	8.5
Share-based compensation expense	27.7	29.3
Liberty Services & Corporate Adjusted EBITDA	(12.6)	(30.3)
P&E Additions	(4.2)	(5.9)
Liberty Services & Corporate Adjusted EBITDA less P&E Additions	$(16.8)	$(36.2)